Exhibit 16.0

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Global Earth Energy, Inc. (the Company). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K dated on March 2, 2011 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

March 4, 2011